                                        Filed pursuant to Rule 424(b)(3) and (c)
                                                   Registration Number 333-98043

                              PROSPECTUS SUPPLEMENT

                    (to prospectus dated November 7, 2002 and
              to the prospectus supplement dated November 14, 2002)



                        HORACE MANN EDUCATORS CORPORATION

                                  $353,500,000

                        SENIOR CONVERTIBLE NOTES DUE 2032
                       AND THE COMMON STOCK ISSUABLE UPON
                   CONVERSION OF THE SENIOR CONVERTIBLE NOTES

                           --------------------------

This prospectus supplement supplements our prospectus dated November 7, 2002 and our prospectus supplement dated November 14, 2002 relating to the sale by certain of our securityholders, or by their transferees, pledgees, donees or other successors, of up to $353,500,000 aggregate principal amount of our senior convertible notes due 2032 and the common shares issuable upon the conversion of the notes. You should read this supplement in conjunction with the prospectus and the previous prospectus supplement. This supplement is qualified by reference to the prospectus and the previous prospectus supplement, except to the extent the information in this supplement supersedes the information contained in the prospectus or in the previous prospectus supplement.

                     Investing in the notes involves risks.
           See "Risk Factors" beginning on page 13 of the prospectus.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                             SELLING SECURITYHOLDERS

The following table provides information regarding the principal amount of notes beneficially owned by certain of our selling securityholders, the percentage of outstanding notes held by these selling securityholders, the number of our common shares beneficially owned by these selling securityholders, the number of our common shares each selling securityholder would beneficially own upon conversion of its entire principal amount of notes and the percentage of our outstanding common shares held by these selling securityholders.

The table below supplements or amends the table of securityholders contained on pages 2 through 4 of the prospectus supplement dated November 14, 2002, which superseded the table of
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security holders contained on pages 57 through 59 of the prospectus. Where the name of a selling securityholder identified in the table below also appears in the table in the prospectus or the previous prospectus supplement, the information set forth in the table below regarding that selling securityholder supersedes the information in the prospectus and the previous prospectus supplement. This information was furnished to us by the selling securityholders listed below on or before November 18, 2002. Because selling securityholders may trade all or some of the notes listed at any time without notifying us, the table below may not reflect the exact value of notes held by each selling securityholder on the date of this supplement.

The date of this prospectus supplement is November 19, 2002.

                                                                                      Number of
                                                                                      Shares of
                                    Principal                        Number of       Common Stock
                                 Amount of Notes    Percentage       Shares of      Underlying the
                                   Beneficially      of Notes      Common Stock       Notes and       Percentage of
       Name of Selling              Owned and       Outstanding    Beneficially     Offered Hereby    Common Stock
     Securityholder (1)          Offered Hereby        (2)          Owned (3)         (4) (5)        Outstanding (6)
------------------------------      ---------       -----------    ------------     --------------    ------------
Elm (IFI) Limited                 $    67,500            *               0                1,199             0
Reliant Trading                       873,000            *               0               15,507             0
San Diego County Employees
   Retirement Association           3,500,000          1.16              0               62,170             0
SG Cowen Securities -
   Convertible Arbitrage           15,000,000          4.99              0              266,445             0
Shepherd Trading Limited            1,309,500            *               0               23,260             0
Zazove Hedged Convertible Fund
   L.P.                             3,500,000          1.16              0               62,170             0
Zazove Income Fund L.P.             2,500,000            *               0               44,407             0
Zurich Institutional
   Benchmarks Master Fund Ltd       4,000,000          1.33              0               71,052             0

*   Less than 1%.

(1) Also includes any sale of the notes and the underlying common stock by pledgees, donees, transferees or other successors in interest that receive such securities by pledge, gift, distribution or other non-sale related transfer from the named selling securityholders.

(2) Based on $300,500,000 aggregate principal amount of notes outstanding as of November 12, 2002.

(3) Excludes common stock issuable upon conversion of the selling securityholder's notes.

(4) Assumes conversion of all of the selling securityholder's notes at a conversion rate of 17.763 per note and a cash payment in lieu of the issuance of any fractional share interest. However, this conversion rate is subject to adjustment as described under "Description of the Notes -- Conversion Rights." As a result, the number of common stock issuable upon conversion of the notes may increase or decrease in the future.

(5) Reflects rounding down of fractional common stock issuable to each selling securityholder upon conversion of the notes.

(6) Calculated based on Rule 13d-3 of the Securities Exchange Act of 1934 using 40,853,319 shares of common stock outstanding as of October 31, 2002. In calculating this amount, we did not treat as outstanding the common stock issuable upon conversion of notes.


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